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                           AXELROD, SMITH & KIRSHBAUM
                  An Association of Professional Corporations
                                ATTORNEYS AT LAW
                         5300 Memorial Drive, Suite 700
                           Houston, Texas 77007-8292


                                                       Telephone (713) 861-1996
Robert D. Axelrod, P.C.                                Facsimile (713) 552-0202

                               December 20, 1996



Gregory J. Micek
Ram-Z Enterprises, Inc.
5444 Westheimer, Ste. 2080
Houston, Texas 77056

Dear Mr. Micek:

    As counsel for Ram-Z Enterprises, Inc., a Delaware corporation ("Company"), and in connection with the issuance of a total of 154,812 shares of the Company's $.001 par value common stock to three individual consultants and shares underlying options to purchase a total of 125,000 shares of the Company's common stock to one individual consultant (collectively the "common stock") pursuant to a plan you have designated as Consulting Agreement (the "Consulting Agreement") between the Company and the Consultants, you have requested our firm to render this opinion in connection with the Registration Statement to be filed by the Company on Form S-8.

    We are familiar with the Registration Statement and the registration contemplated thereby. In giving this opinion, we have reviewed the Registration Statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as we have felt necessary or appropriate in order to render the opinions expressed herein. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

    Based upon the foregoing, we are of the opinion that:

    1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

    2. The shares of Common Stock to be issued are validly authorized and, when issued and delivered, and having been fully paid for, in accordance with the terms of the Consulting Agreement, will be validly issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to Axelrod, Smith, & Kirshbaum under the heading "Exhibits-Opinion; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without prior written consent."
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    This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.



                                                Very truly yours,


                                                /s/ AXELROD, SMITH & KIRSHBAUM